EXHIBIT 10.3

PURCHASE AND SALE AGREEMENT

by and between

JEFFERSON-PILOT INVESTMENTS, INC.

(“Seller”)

and

KVH INDUSTRIES, INC.

(“Purchaser”)

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (“Agreement”) is entered into by and between JEFFERSON-PILOT INVESTMENTS, INC., a North Carolina corporation (“Seller”), and KVH INDUSTRIES, INC., a Delaware corporation (“Purchaser”).

W I T N E S S E T H:

For One Hundred and No/100 US Dollars (US $100.00) paid Seller by Purchaser, which amount is non-refundable, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller and Purchaser agree as follows:

ARTICLE I

DEFINITIONS & CONSTRUCTION

1.01 Definitions. For purposes of this Agreement, each of the following terms, when used with an initial capital letter, shall have the meaning ascribed to it in this Article:

(i) “Affiliate” means any person or entity that owns or controls, is owned or controlled by, or is under common ownership or control with the party in question. As used in the preceding sentence, the term “control” (and its derivatives) shall mean the possession, directly or indirectly, of the power to direct the management and policies of an entity, whether through voting rights, by contract or otherwise. For the purposes of this Agreement, any separate account or client for which Purchaser is sponsor, managing agent, asset manager or fund manager shall be deemed an “Affiliate” of Purchaser.

(ii) “Business Days” means Monday through Friday, excluding federal holidays on which national banking associations in Greensboro, North Carolina are authorized to be closed.

(iii) “Closing” means the closing and consummation of the purchase and sale of the Property pursuant to this Agreement.

(iv) “Closing Date” means the date upon which Closing occurs.

(v) “Current Tax Period” means the tax year in which the Closing occurs.

(vi) “Deposit” shall have the meaning ascribed to it under Section 2.03.

(vii) “Effective Date” means the latest date Seller or Purchaser executes this Agreement, as shown on the signature block set forth below.

(viii) “Entity” means any person, partnership, limited partnership, joint venture, corporation, limited liability company, trust, governmental authority or other entity.

(ix) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(x) “Escrow Agent” means First American Title Insurance Company.

(xi) “Hazardous Substances” means all hazardous wastes, hazardous substances, extremely hazardous substances, hazardous constituents, hazardous materials and toxic substances that are regulated under any Legal Requirements pertaining to the environment, including, but not limited to, (i) the

Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq., (ii) the Hazardous Materials Transportation Authorization Act of 1994, as amended, 49 U.S.C. § 5101 et seq., (iii) the Resource, Conservation and Recovery Act of 1976, as amended, 42 U.S.C. § 6901 et seq., (iv) the Clean Water Act, as amended, 33 U.S.C. § 1251 et seq., (v) the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. § 2601 et seq., (vi) the Clean Air Act, as amended, 42 U.S.C. § 7401 et seq., and (vii) any so-called “superfund” or “superlien” law.

(xii) “Investigation Period” means the period commencing on the Effective Date and expiring on thirty (30) days after the Effective Date, except that Purchaser shall have the right to extend the Investigation Period for a period of fifteen (15) days upon a showing of cause by the Purchaser. For the purposes of this Agreement, “cause” shall mean and include any delays in the due diligence process caused by or arising out of Purchaser’s efforts to finance the purchase of the Property or Purchaser’s reasonable determination that additional time is needed to complete Purchaser’s investigations.

(xiii) “Legal Requirements” means all applicable governmental laws, statutes, codes, ordinances, rules, regulations, orders, judgments and decrees.

(xiv) “Monetary Liens” means all liens, mortgages, deeds of trust, financing statements and other security interests encumbering the Property. Monetary Liens shall not include the lien for unpaid Property Taxes for the Current Tax Period and subsequent years and any liens under the Permitted Exceptions that secure amounts first arising after Closing.

(xv) “Operating Agreements” means all operating agreements related to the Property to which Seller is a party, including, but not limited to, management, leasing, equipment rental, supply, security, maintenance, pest control, utility, and waste disposal contracts.

(xvi) “Owner’s Title Policy” means an owner’s title insurance policy on the most recent standard ALTA form promulgated for use in the State of Illinois issued by Escrow Agent that insures Purchaser is the owner of the Real Property, subject to the Permitted Exceptions, is in the amount of the Purchase Price, and is based on the Title Commitment.

(xvii) “Permitted Exceptions” means: (i) Property Taxes for the Current Tax Period and subsequent years, including, but not limited to, any lien securing the payment thereof; (ii) reservations, exceptions, covenants, conditions, restrictions, agreements, easements, setback lines and other matters of record and to which the Purchaser has not objected pursuant to Section 3.04 hereof; (iii) zoning regulations and other governmental laws, rules, regulations, codes, orders and directives affecting the Property; (iv) unrecorded easements, discrepancies, boundary line disputes, overlaps, shortages in area, encroachments and other matters revealed by the survey provided to Purchaser as one of the Submission Items pursuant to Section 3.02 (or any survey ordered by the Purchaser) and to which Purchaser has not objected pursuant to Section 3.05; (v) the rights that the public and upper and lower riparian owners have in any waters present on the Real Property; and (vi) matters arising as a result of the acts or omissions of Purchaser or any of its Affiliates, agents, employees, contractors or representatives.

(xviii) “Personal Property” means all equipment, furniture, trade fixtures and other tangible personal property owned by Seller that is located on the Real Property ( list of which is included in Schedule 7.02-B attached hereto and made a part hereof).

(xix) “Property” means the Real Property and the Personal Property.

(xx) “Property Taxes” means the real property taxes, personal property taxes and assessments (general and special, public and private) levied against the Real Property and the Personal Property.

(xxi) “Property Manager” means Podolsky Northstar Realty Partners, LLC.

(xxii) “Purchase Price” shall be as set forth in Section 2.02.

(xxiii) “Real Property” means real property located at 8412 W. 185 th Street, Tinley Park, IL 60477 and more particularly described on Schedule 1.01(xxiii), including, but not limited to, the building, structures, fixtures, and other improvements located on said real property, but excluding any improvements owned by Tenant or other parties that are located on said real property pursuant to the terms of the Permitted Exceptions.

(xxiv) “Required Closing Date” means the date agreed to by Seller and Purchaser, but in all events no later than the date which is fifteen (15) days after the end of the Investigation Period.

(xxv) “Seller’s Actual Knowledge” means the actual, affirmative knowledge of Nicholas R. Heinzelmann without any diligence, inquiry, investigation or imputation; provided, however, there shall be no personal liability on the part of such person(s) under this Agreement or as a result of any of the representations and warranties set forth herein. Seller represents and warrants to Purchaser that such individual is the agent of Seller most likely to have actual knowledge of the facts relating to the Property.

(xxvi) “Submission Items” means the items described on Schedule 1.01(xxvi) to the extent the same are located in the offices of the Seller in Greensboro, North Carolina.

(xxvii) “Surviving Operating Agreement” means all of the Operating Agreements that remain in effect at the time of the Closing.

(xxviii) “Title Commitment” means a title commitment for the Owner’s Title Policy, with an extended coverage endorsement over all the general title exceptions, and zoning 3.1 (modified to include parking), survey, access, location, tax parcel (PIN), subdivision and contiguity endorsements in form and substance reasonably acceptable to Purchaser.

(xxix) “Transaction Documents” means this Agreement and the documents executed by Seller and/or Purchaser at Closing.

(xxx) “Warranties” means all warranties related to the Property that are in effect as of the Closing and are freely assignable by Seller, without cost or consent.

ARTICLE II

PURCHASE & SALE

2.01 Purchase & Sale. Subject to and in accordance with the terms of this Agreement, Seller agrees to sell all of its right, title and interest in the Property to Purchaser and the Purchaser agrees to purchase all of Seller’s rights, title and interest in the Property from Seller.

2.02 Purchase Price. At Closing, Purchaser shall pay Four Million Two Hundred Eighty-Two Thousand Three hundred Fifty-Eight and No/100 Dollars ($4,282,358.00) (the “Purchase Price”) to Seller, in immediately available funds, less any adjustments expressly provided for in Section 2.03, Section 3.05,

ARTICLE VII AND ARTICLE VIII. Purchaser shall pay the Purchase Price to Seller by wire transfer to the account specified by Seller, in writing, and Purchaser shall coordinate with Seller to make sure Purchaser has all wiring information required for it to tender the Purchase Price to Seller at Closing.

2.03 Earnest Money Deposit. Within one (1) Business Day of the Effective Date, Purchaser shall deposit the sum of Two Hundred Thousand and No/100 Dollars ($200,000.00), in immediately available funds, with Escrow Agent, which amount, together with the interest earned on thereon, is referred to in this Agreement as the “Deposit.” The Escrow Agent shall hold and retain the Deposit, in trust, and shall disburse the same in accordance with the terms and conditions of the Earnest Money Escrow attached hereto as Schedule 2.03-A. If the Property is sold to Purchaser pursuant to this Agreement, then the Deposit shall be paid to the Seller at Closing and applied against the payment of the Purchase Price and the interest earned thereon shall be paid to Purchaser. If this Agreement is terminated, the Deposit shall be disbursed to Seller or Purchaser, as applicable, in accordance with the terms of the Earnest Money Escrow. The Purchaser’s failure to make any deposit of funds called for hereunder in a timely fashion shall be deemed a material default hereunder.

ARTICLE III

INSPECTION

3.01 Entry & Access. While this Agreement remains in effect, Purchaser and its agents, employees, contractors and representatives shall have the right to enter upon the Property for purposes of performing inspections, surveys, environmental audits and other similar activities during the Investigation Period; provided (i) Purchaser shall not conduct any environmental investigations of the Property beyond a Phase I environmental site assessment (e.g, no environmental sampling or testing) or any activities likely to cause material damage to the Property without Seller’s written consent, (ii) Purchaser shall comply with the terms of this Agreement, the Leases, the Permitted Exceptions and Legal Requirements, and (iii) Purchaser shall not materially interfere with any tenant’s use of the Property. Before Purchaser (or any of its agents, employees, contractors or representatives) may enter upon the Property, Purchaser shall give twenty-four (24) hours advance notice to Seller or Seller’s Property Manager. Seller may accompany, or have an employee of Seller’s Property Manager accompany, Purchaser and its agents, employees, contractors and representatives while they are on the Property. Purchaser shall maintain commercial general liability insurance, with a combined single limit for personal injury, death and property damage of not less than One Million and No/100 Dollars ($1,000,000.00) per occurrence and naming Seller as an additional insured. Purchaser shall provide Seller with written certificate of insurance evidencing such liability insurance prior to Purchaser or any of its agents, employees, contractors or representatives entering on the Property. Purchaser shall repair all damage to the Property resulting from Purchaser’s exercise of its rights under this section or caused by Purchaser (or any of its agents, employees, contractors or representatives) prior to Closing. In addition, Purchaser shall indemnify, defend and hold harmless Seller from and against all claims, demands, actions, lawsuits, liabilities, damages, costs and expenses (including, but not limited to, court costs, litigation expenses and attorneys’ fees) arising as a result of Purchaser’s activities on the Property prior to the Closing, except to the extent the same are directly due to the negligence or willful misconduct of Seller or any of its agents, employees, contractors or representatives. Purchaser’s obligations under this section shall survive the termination of this Agreement or the Closing, as applicable.

3.02 Submission Items. Within five (5) Business Days after the Effective Date, Seller shall deliver the Submission Items to Purchaser. Except as otherwise expressly provided in this Agreement, Purchaser acknowledges and agrees that Seller has not made and is not making any representations or warranties regarding the Submission Items, and Purchaser relies on the Submission Items at its own risk.

3.03 Inspection Contingencies. During the Investigation Period, Purchaser shall conduct its due diligence and inspections with respect to the Property, including, but not limited to, its review of the Operating Agreements, the Warranties and the other Submission Items. As part of its inspections, Purchaser shall review the Title Commitment, which Purchaser shall order within three (3) Business Days of the Effective Date, and the survey of the Real Property provided to Purchaser as one of the Submission Items. If Purchaser determines that the Property is not satisfactory, in its sole and absolute discretion, then Purchaser may, as its sole and exclusive remedy, terminate this Agreement by giving written notice to Seller prior to 5:00 p.m. Eastern Time on the last day of the Investigation Period, in which case the Deposit shall be immediately refunded to Purchaser. If Purchaser fails to terminate this Agreement by giving written notice to Seller prior to 5:00 p.m. Eastern Time on the last day of the Investigation Period, then (i) Purchaser will be deemed to have waived its right to terminate this Agreement under this Section 3.03, and (ii) Purchaser shall proceed with its purchase of the Property in accordance with the terms of this Agreement, subject to satisfaction of the Purchaser Closing Conditions (as defined in Section 7.03 below). Purchaser shall no later than the end of the Investigation Period provide Seller written notice stating whether Purchaser has elected to assume any Operating Agreement and any Operating Agreements so elected shall be Surviving Operating Agreements. In the event Seller is not provided with such written notice, Purchaser shall be deemed to have elected to assume all Operating Agreements.

3.04 Title Commitment. Not later than seven (7) days before the end of the Investigation Period, Purchaser shall provide Seller with a written notice of any matters on the Title Commitment to which Purchaser objects. Within seven (7) days after Seller’s receipt of notice of Purchaser’s objections, Seller shall provide written notice to Purchaser as to whether Seller will cure any such objections or refuse to cure the objections. Except as otherwise provided herein as to monetary liens, in no event shall Seller be obligated to cure any objections. If Seller fails to deliver notice of its election to Purchaser, Seller shall be deemed to have elected not to cure the objections. In the event Seller elects, or is deemed to have elected, not to cure any objections, then Purchaser shall have the right to either waive the objection and proceed to Closing, in which event the exception shall be deemed a Permitted Exception, or terminate this Agreement, in which event the Deposit shall be immediately refunded to Purchaser and the parties shall have no further rights or objections hereunder. In the event Purchaser fails to deliver to Seller written notice of its election within seven (7) days after Seller’s notice of Seller’s election, then Purchaser shall be deemed to have elected to waive the objections and proceed to Closing. All objections that are waived, or deemed to be waived by Purchaser shall become Permitted Exceptions. In the event Seller elects to cure any objections, Seller shall have until Closing to complete the cure of such objections to the reasonable satisfaction of Purchaser.

3.05 Survey. Seller agrees that Purchaser reserves the option to cause a survey of the Property or an update of the existing survey of the Property to be made by a surveyor acceptable to the Title Company. Purchaser agrees to make payment in full and to be solely responsible for all costs of obtaining any such survey and, in the event of Closing, Seller agrees to reimburse Purchaser for the cost of the survey or survey update (in no event, however, shall such reimbursement exceed $2,000.00). If the survey provided to Purchaser as one of the Submission Items pursuant to Section 3.02 (or any survey ordered by the Purchaser), shall reflect any encroachments, overlaps, unrecorded easements or similar rights in third parties, or any other adverse matters not specifically provided for in this Agreement, then not later than seven (7) days before the end of the Investigation Period, Purchaser shall provide Seller with a written notice of any matters on such survey to which Purchaser objects. Within seven (7) days after Seller’s receipt of notice of Purchaser’s objections, Seller shall provide written notice to Purchaser as to whether Seller will cure any such objections or refuse to cure the objections. In no event shall Seller be obligated to cure any objections. If Seller fails to deliver notice of its election to Purchaser, Seller shall be deemed to have elected not to cure the objections. In the event Seller elects, or is deemed to have elected, not to cure any objections, then Purchaser shall have the right to either waive the objection and proceed to Closing, in which event the exception shall be deemed a Permitted Exception, or terminate this Agreement, in which event the Deposit shall be immediately refunded to Purchaser and the parties shall have no further rights or obligations hereunder. In the event Purchaser fails to deliver to Seller written notice of its election within seven (7) days after Seller’s notice of Seller’s election, then Purchaser shall be deemed to have elected to waive the objections and proceed to Closing. All objections that are waived, or deemed to be waived, by Purchaser shall become Permitted Exceptions. In the event Seller elects to cure any objections, Seller shall have until Closing to complete the cure of such objections to the reasonable satisfaction of Purchaser.

3.06 Due Diligence Materials. If this Agreement is terminated for any reason other than a default by Seller, Purchaser shall return all of the Submission Items to Seller. The provisions of this section shall survive the termination of this Agreement.

3.07 CC&Rs. If the Property is subject to a declaration of covenants, conditions and restrictions (“CC&Rs”) governing the use, operation, maintenance, management or improvement of the Property, then Seller shall cooperate with Purchaser’s efforts to obtain an estoppel certificate, in form and substance reasonably acceptable to Purchaser, with respect to the CC&Rs during the Investigation Period. Purchaser agrees not to object to any non-material qualifications or modifications made to any such estoppel certificate. If Purchaser is unable to obtain such an estoppel certificate during the Investigation Period, Purchaser, as its sole and exclusive remedy, may terminate this Agreement pursuant to Section 3.03, by giving written notice to Seller prior to 5:00 p.m. Eastern Time on the last day of the Investigation Period.

ARTICLE IV

OPERATIONS PRIOR TO CLOSING

4.01 Operating Agreements.

(a) Operating Agreements. Except as otherwise expressly provided herein, all of the Surviving Operating Agreements shall be assigned to and assumed by Purchaser at Closing. Seller shall terminate any other Operating Agreement at the time of the Closing, except for any municipal alarm monitoring agreements which may not be terminated. Seller agrees to use reasonable efforts to obtain all consents, if any, necessary to allow it to assign the Surviving Operating Agreements to Purchaser at the Closing. If Seller has not obtained any consent required for Seller to validly assign any Surviving Operating Agreement to Purchaser, then Seller (at Seller’s sole cost and expense) shall terminate such Surviving Operating Agreement and notify Purchaser of the termination thereof, in writing.

(b) New Operating Agreements and Modifications to Existing Operating Agreements. Seller shall not enter into any new Operating Agreement or amend, modify or extend any existing Operating Agreement, unless Seller either obtains the prior written approval of Purchaser, which approval shall not be unreasonably withheld, or such Operating Agreement may be terminated, without additional cost to Purchaser, on thirty (30) days written notice. While this Agreement remains in effect, Seller shall not terminate any existing Operating Agreement, unless Seller is required or permitted to terminate such Operating Agreement under the terms of Section 4.01(a). If Purchaser does not notify Seller, in writing, that it objects to any proposed Operating Agreement or any proposed amendment, modification or extension of an Operating Agreement within seven (7) Business Days after Purchaser’s receipt of a copy thereof, then Purchaser shall be deemed to have approved the same.

4.02 Monetary Liens. Seller shall cause all Monetary Liens to be released by the Closing excluding (i) the lien for Property Taxes for Current Tax Period and subsequent years which are not yet due and payable, and (ii) any lien securing future assessments under the Permitted Exceptions. Seller shall be deemed to have complied with its obligations under this section with respect to any Monetary Lien if: (i) Seller has obtained a payoff letter from the beneficiary of such Monetary Lien setting forth the amount (the “Payoff Amount”) that must be paid to release such Monetary Lien; (ii) Seller tenders the Payoff Amount for such Monetary Lien to Escrow Agent at Closing; and (iii) the Owner’s Title Policy insures Purchaser against loss and damage resulting from the enforcement or attempted enforcement of such Monetary Lien.

4.03 Operations. Notwithstanding anything in this Agreement to the contrary, from the Effective Date through the Closing Date, Seller shall continue to operate the Property in substantially the same manner as Seller has prior to the Effective Date.

ARTICLE V

REPRESENTATIONS & WARRANTIES

5.01 Seller Representations and Warranties. Subject to the other terms hereof, Seller represents and warrants to Purchaser that as of the Effective Date:

(i) (A) Seller is a corporation, duly organized, validly existing and in good standing under the laws of the State of Indiana, (B) Seller is, to the extent required by law, duly qualified to do business in the State of Illinois, (C) Seller has all power and authority necessary for it to execute and deliver this Agreement and perform its obligations hereunder, and (D) the execution, delivery and performance of this Agreement by Seller does not conflict with or constitute a breach of any contract, agreement or other instrument by which Seller or any Property is bound;

(ii) the execution and delivery of this Agreement by Seller and Seller’s performance of its obligations under this Agreement does not conflict with or result in a breach of any order, judgment, writ, injunction or decree of any court, arbiter or governmental instrumentality in any action to which Seller is a party;

(iii) Seller is not (A) a “foreign person,” as such term is defined in Section 1445(f)(3) of the Internal Revenue Code of 1954, as amended, or (B) a “disregarded entity” as such term is defined in Section 1.1445-2(b)(2)(iii) of the Code of Federal Regulations;

(iv) Seller has not (A) filed any voluntary petition in bankruptcy or sought to reorganize its affairs under the Bankruptcy Code of the United States or any other federal, state or local law related to bankruptcy, insolvency or relief for debtors, (B) been adjudicated as bankrupt or insolvent, or (C) had an involuntary petition filed against it under the Bankruptcy Code of the United States or any other federal, state or local law related to bankruptcy, insolvency or relief for debtors;

(v) to Seller’s Actual Knowledge, there are no pending condemnation proceedings affecting the Property, except for the matters disclosed on Schedule 5.01-A;

(vi) Seller is not a party to any pending lawsuits affecting the Property, except for the matters disclosed on Schedule 5.01-B, and (B) Seller has not received written notice from any governmental authority that the Property is in violation of Legal Requirements;

(vii) Schedule 5.01-E contains a complete list of all Operating Agreements as of the Effective Date, and (B) to Seller’s actual knowledge, neither Seller nor any of the other party is in material default under the Operating Agreements;

(viii) Seller’s sale of the Property to Purchaser will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Internal Revenue Code with respect to any “plan assets” in Seller’s general account, by reason of the application of Prohibited Transaction Class Exemption 95-60;

(ix) Seller is not a person or entity with whom U.S. persons are restricted from doing business under the regulations of the Office of Foreign Assets Control (“OFAC”) of the Department of Treasury (e.g. OFAC’s Specially Designated and Blocked Persons list), Executive Order Number 13224 on Terrorism Financing, effective September 24, 2001 (“Executive Order 13224”), or the United and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, H.R. 3162, Public Law 107-56 (“USA Patriot Act”);

(x) To Seller’s knowledge, the only lease affecting the Property as of the Effective Date is the Lease dated as of January 30, 1998 with Purchaser as tenant and Seller’s predecessor in interest as landlord, as amended (collectively, the “Lease”). Seller shall not enter into any new lease affecting the Property, without obtaining the prior written consent of Purchaser, which may be granted or withheld in Purchaser’s reasonable judgment. No commissions to any broker or leasing agent are due or will become due on account of the Lease;

(xi) To Seller’s Actual Knowledge: (A) Seller has received no notice that the Property is in violation of any federal, state or local law, ordinance or regulation including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act U.S.C. Section 9601 et. seq.; (B) Seller has received no notice that the Property has any adverse geological conditions, including, without limitation, subsidence, subsurface conditions, water table, underground water reservoirs, or limitations regarding the withdrawal of water therefrom, or faulting; (C) Seller has received no notice that the Property has any drainage or soil conditions that have caused any water damage to the building or parking facilities currently located on the Property; (D) the utility equipment, facilities and services necessary for the operation of the Property as it is now being operated, are installed and connected pursuant to valid permits, are adequate to service the Property, and are in good operating condition and no fact or condition exists that would or could result in the termination or impairment of the furnishing of such services; (E) there is vehicular and pedestrian access to and from the Property and a public right of way; (F) prior to the Closing Date, payment in full will have been made for all labor, materials, machinery, fixtures or tools furnished within the 120 days immediately preceding the Closing Date in connection with construction, alteration or repair of any structure on or improvement to the Property; and (G) Seller has not received any written notice from any governmental authority as to violation of any law, ordinance, or regulation, and Seller has not received any written notice from any person or authority with respect to any restrictive covenants burdening the Property as to a breach of such covenants;

(xii) There are no employees of the Property or Seller who will become employees of Purchaser or for which Purchaser shall be responsible in any way;

(xiii) Seller now has in force casualty and liability insurance relating to the Property. Seller has received no notice from any insurance carrier, nor is Seller aware of, any defects or inadequacies in the Property that, if not corrected, would result in termination of insurance coverage or increase in the normal and customary cost thereof;

(xiv) There is not now pending, and Seller agrees that it will not, without the prior written consent of Purchaser, institute prior to the Closing Date, any proceeding or application for a reduction in the real estate tax assessment of the Property or any other relief for any tax year. There are no outstanding agreements with attorneys or consultants with respect to the real estate taxes on the Property that will be binding on Purchaser or the Property after the Closing; and

(xv) The sale of the Property is not subject to, and does not subject Purchaser to, any liability under any federal, state or local withholding obligation of Purchaser under the tax laws applicable to Seller or the Property.

Seller shall fully disclose to Purchaser, promptly following Seller’s Actual Knowledge of its occurrence, of any change in facts or circumstances prior to the Closing Date that may materially affect the representations and warranties set forth above. Notwithstanding anything to the contrary contained herein, if any of the representations and warranties made by Seller in this Section 5.01 are not accurate in any material respect as of the Closing for any reason other than the intentional breach of this Agreement by Seller, then Purchaser may, as its sole and exclusive remedy, either terminate this Agreement by giving written notice to Seller, in which case the Deposit shall be immediately refunded to Purchaser, or proceed with the Closing, in which case such representations and warranties shall be deemed waived; provided (i) Purchaser shall not have the right to terminate this Agreement pursuant to this section as a result of any casualty or condemnation affecting the Property, it being agreed that ARTICLE IX shall govern when Purchaser may terminate this Agreement as a result of the same, and (ii) Purchaser shall not have the right to terminate this Agreement pursuant to this section as a result of any matter discovered by Purchaser during the Investigation Period or disclosed in the Submission Items delivered to Purchaser, it being agreed that ARTICLE III shall govern when Purchaser may terminate this Agreement as a result of the same. If Purchaser is aware of any default under or breach of this Agreement or the other Transaction Documents by Seller (or the state of facts or other matters giving rise to any such default or breach) prior to Closing, or such default or breach (or the state of facts or other matters giving rise to any such default or breach) was disclosed in the Submission Items, then Purchaser shall be deemed to have waived such default or breach and any claims that Purchaser may have as a result such default or breach (or the state of facts or other matters giving rise to any such default or breach) should Purchaser purchase the Property pursuant to this Agreement.

5.02 Purchaser Representations and Warranties. Purchaser represents and warrants to Seller as of the Effective Date and as of the Closing:

(i) (A) Purchaser is a corporation, duly organized, validly existing and in good standing under the laws of the state of its formation, (B) to the extent required by law, Purchaser is, or will be by Closing, duly qualified to do business in the State where the Property is located, (C) Purchaser has all power and authority necessary for it to execute and deliver this Agreement and perform its obligations hereunder, and (D) the execution, delivery and performance of this Agreement by Purchaser does not conflict with or constitute a breach of any contract, agreement or other instrument by which Purchaser is bound;

(ii) (A) the execution and delivery of this Agreement by Purchaser and Purchaser’s performance of its obligations under this Agreement does not conflict with or result in a breach of any order, judgment, writ, injunction or decree of any court, arbiter or governmental instrumentality in any action to which Purchaser is a party as of the Effective Date, and (B) this Agreement and any documents executed by Purchaser pursuant to this Agreement are binding and enforceable against Purchaser;

(iii) Purchaser is not a party to any pending lawsuits or governmental proceedings that could have a material adverse effect on Purchaser’s ability to perform its obligations under this Agreement;

(iv) Purchaser has not (A) filed any voluntary petition in bankruptcy or sought to reorganize its affairs under the Bankruptcy Code of the United States or any other federal, state or local law related to bankruptcy, insolvency or relief for debtors, (B) been adjudicated as bankrupt or insolvent, or (C) had an involuntary petition filed against it under the Bankruptcy Code of the United States or any other federal, state or local law related to bankruptcy, insolvency or relief for debtors;

(v) (A) Purchaser’s purchase of the Property from Seller pursuant to this Agreement will not involve any transaction which is subject to the prohibitions of Section 406 of ERISA and will not involve any transaction in connection with which a penalty could be imposed under Section 502(i) of ERISA or a tax could be imposed pursuant to Section 4975 of the Internal Revenue Code, and (B) Purchaser is not and will not be at anytime prior to Closing a “party in interest” in any plan as defined under ERISA Section 3(14);

(vi) Purchaser’s source of funds for the acquisition of the Property will not involve any amounts that violate or would be subject to seizure under 18 U.S.C. §§1956-1957 (Laundering of Money Instruments), 18 U.S.C. §§ 981-986 (Federal Asset Forfeiture), 21 U.S.C. § 881 (Drug Property Seizure), Executive Order 13224, or the USA Patriot Act; and

(vii) (A) neither Purchaser nor any of its Affiliates nor any person or entity owning an interest in either of them is a person or entity with whom U.S. persons are restricted from doing business under legal requirements, including, without limitation, the regulations of the OFAC of the Department of Treasury (e.g. OFAC’s Specially Designated and Blocked Persons list), Executive Order 13224 or the USA Patriot Act, and (B) prior to Closing, Purchaser will submit all information reasonably requested by Seller in order for Seller to confirm the foregoing.

5.03 Survival. The representations and warranties of the parties in ARTICLE V shall survive the Closing or termination of this Agreement for a period of twelve (12) months.

ARTICLE VI

DISCLOSURES & DISCLAIMERS

6.01 “As Is-Where Is” Sale. Except for the representations, warranties, guarantees and assurances expressly set forth in the Transaction Documents, Purchaser acknowledges and agrees that Seller has not made, is not making and specifically disclaims and negates any warranties, representations, guarantees or assurances (express or implied) regarding the Property, the Surviving Operating Agreements or the Warranties, including, but not limited to, warranties, representations, guarantees and assurances regarding (i) the existence of any Hazardous Substances on, under or about the Property, (ii) the environmental condition of the Property, (iii) the quality, nature, adequacy or physical condition of the Property, (iv) the quality, nature, adequacy or condition of the soils and groundwater at the Property, (v) the existence, quality, nature, adequacy or condition of any utilities at or near the Property, (vi) the current or future income or expenses of the Property, (vii) the value, profitability, habitability, suitability, merchantability, marketability or fitness for a particular purpose of the Property, (viii) the zoning or other legal status of the Property, (ix) the existence of any pending or threatened taking of all or a portion of the Property by condemnation or eminent domain, (x) the Property’s compliance with any Legal Requirements or any covenant, condition, restriction or other encumbrance, or (xi) the condition of title to the Property or the nature, status or extent of any easement, right of way, encumbrance, license, reservation or other matter affecting title to the Property. Purchaser further acknowledges and agrees that it is purchasing the Property “As-Is, Where-Is” with all faults and all latent or patent defects. Notwithstanding the foregoing, Purchaser’s disclaimer of and agreement to negate warranties, representations, guarantees and assurances regarding the Property shall not be effective with respect to such warranties, representations, guarantees and assurances under the Lease unless and until the Purchaser and the Seller consummate the Closing.

Except for claims based on Seller’s breach of the Transaction Documents, as of the Closing, Purchaser, on behalf of itself and its successors and assigns, shall be deemed to have waived, released and discharged Seller from all claims that Purchaser or its successors or assigns has or may have against Seller relating to the Property, whether known or unknown, existing or arising in the future, including, not limited to, claims arising or resulting from (i) statements or opinions made by Seller or any of its agents, employees, property managers, contractors or representatives, (ii) the physical or financial condition of the Property, or (iii) the existence of any Hazardous Substances on, under or about the Property or the environmental condition of the Property. It is expressly acknowledged and agreed that Purchaser, on behalf of itself and its successors and assigns, is waiving, releasing and discharging all claims for contribution or indemnity that Purchaser or its successors and assigns has or may have against Seller, whether known or unknown, existing or arising in the future, based, in whole or in part, upon the presence on or discharge from the Property of Hazardous Substances or other environmental contamination, including without limitation, claims that may arise under the Comprehensive Environmental Response, Compensation, and Liability Act, as amended 42 U.S.C. § 9601 et seq.

The provisions of this Section shall survive the Closing and delivery of the Deed.

6.02 Radon Gas. Seller hereby discloses to Purchaser that:

Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed Federal and State guidelines have been found in buildings in the state where the Property is located. Additional information regarding radon and radon testing may be obtained from your county public health unit. Seller makes no representation, express or implied, as to the presence or absence of Radon Gas in the improvements or elsewhere on the Property.

ARTICLE VII

CLOSING

7.01 Closing. Subject to the other terms of this Agreement, the Closing shall take place at 10:00 a.m. Eastern Time on the Required Closing Date. The Closing shall be held through the offices of the Escrow Agent or at such other place as may be agreed upon by Purchaser and Seller, in writing.

7.02 Closing Deliveries. At Closing, Seller shall deliver to Purchaser the following documents:

(a) Deed. At the Closing, Seller shall convey all of Seller’s right, title and interest in the Real Property to Purchaser, by duly executed and recordable special warranty deed in the form attached hereto as Schedule 7.02-A (the “Deed”), subject to the Permitted Exceptions.

(b) Bill of Sale. At Closing, Seller shall convey all of Seller’s right, title and interest in the Personal Property to Purchaser, by a duly executed bill of sale in the form attached hereto as Schedule 7.02-B.

(c) Assignment of Surviving Operating Agreements. At Closing, Seller and Purchaser shall enter into an agreement, in the form attached hereto as Schedule 7.02-D, under which (i) Seller assigns all of its right, title and interest in the Surviving Operating Agreements, if any, to Purchaser and (ii) Purchaser assumes all of Seller’s obligations under the Surviving Operating Agreements to the extent such obligations arise from and after the Closing.

(d) Assignment of Warranties. At Closing, Seller shall assign to Purchaser all of the Warranties, by a duly executed agreement in the form attached hereto as Schedule 7.02-E.

(e) Owner’s Affidavit. At Closing, Seller shall execute and deliver to Purchaser and the Escrow Agent an owner’s affidavit in the form attached hereto as Schedule 7.02-F.

(f) 1445 Certificate. At Closing, Seller shall execute and deliver to Purchaser (i) a properly completed certificate stating that Seller is not a “foreign person” as defined in Section 1445 of the Internal Revenue Code and the regulations thereunder, and (ii) such other documents as may be required by the Internal Revenue Code (or regulations promulgated pursuant thereto) in connection with the sale of the Property to Purchaser.

(g) ERISA Certificate. At Closing, Purchaser shall deliver to Seller an ERISA Certificate in the form attached hereto as Schedule 7.02-G.

(h) Seller’s Certificate. At Closing, Seller shall deliver to Purchaser a certificate in the form attached hereto as Schedule 7.02-H, pursuant to which Seller remakes each of the representations and warranties set forth in Section 5.01 as of the Closing Date or Seller discloses the matters that to Seller’s Actual Knowledge render such representations and warranties untrue as of the Closing.

(i) Closing Statement. At Closing, Seller and Purchaser shall execute a written statement for the Property that sets forth the Purchase Price, any credits against the Purchase Price provided for in this Agreement, all amounts prorated between the parties pursuant to this Agreement, and all disbursements to be made at Closing on behalf of Seller or Purchaser.

(j) Seller shall also deliver:

(i) All keys and access cards to, and combinations to locks and other security devices located at, the Property, if applicable, to the extent in Seller’s possession or control.

(ii) If the Property is not presently one or more complete, separately platted parcels and state or local law requires that a subdivision or resubdivision plat be filed as a condition to the conveyance of the Property, then at or before Closing, Seller shall cause a plat of subdivision or resubdivision for the Property to be prepared by the surveyor, approved by all necessary governmental bodies and authorities, and recorded against the Property. Any such plat of subdivision or resubdivision (including, without limitation, all easements, restrictions and encumbrances granted thereby or set forth thereon) shall be subject to Purchaser’s prior, written approval, which approval may be granted or withheld in its sole discretion.

(iii) Such resolutions and certificates as may be reasonably required by Purchaser or the Title Company to verify Seller’s valid and binding authority to sell the Property and otherwise consummate the transactions contemplated by this Agreement.

(iv) All plans and specifications concerning the Property in Seller’s possession and control.

(v) Copies of receipts of the brokers of payment of any fees due them, if any.

(vi) If the Property is part of a larger tax parcel, a tax division petition in proper form for filing with the applicable authorities.

(vii) To the extent available, all original Operating Agreements.

7.03 Conditions to Closing.

(a) Purchaser Closing Conditions. Purchaser’s obligation to consummate the transaction contemplated by this Agreement is contingent upon all of the following conditions (the “Purchaser Closing Conditions”) being satisfied as of the date and time the Closing is scheduled to take place under Section 7.01:

(i) Seller not being in default under this Agreement, and all of the representations and warranties made by Seller in this Agreement being true, accurate and complete in all material respects; and

(ii) Seller executing and delivering all of the documents required under Section 7.02; and

(iii) There being no material adverse change in the physical condition of the Property that occurred after the Investigation Period, excluding (A) any change caused by Purchaser or its contractors, employees, or affiliates, and (B) any damage caused by fire or other casualty or any taking by condemnation, it being agreed that ARTICLE IX shall govern the same.

If any one of the Purchaser Closing Conditions is not satisfied as of the date and time the Closing is scheduled to occur, then Purchaser may: (i) terminate this Agreement by written notice to Seller, in which case the Deposit shall be immediately refunded to Purchaser; or (ii) waive such Purchaser Closing Conditions and proceed with the Closing. Nothing herein shall limit the remedies available to Purchaser as a result of Seller’s default under this Agreement.

(b) Seller Closing Conditions. Seller’s obligation to consummate the transaction contemplated by this Agreement is contingent upon all of the following conditions (the “Seller Closing Conditions”) being satisfied as of the date and time the Closing is scheduled to take place under Section 7.01:

(i) Purchaser not being in default under this Agreement, and all of the representations and warranties made by Purchaser in this Agreement being true, accurate and complete in all material respects; and

(ii) Seller’s receipt of the Purchase Price from Purchaser, subject to the prorations, credits and adjustments expressly provided for in this Agreement; and

(iii) Purchaser executing and delivering all of the documents required under Section 7.02.

If any one of the Seller Closing Conditions is not satisfied as of the date and time the Closing is scheduled to occur, then Seller may: (i) terminate this Agreement by written notice to Purchaser, in which case the Deposit shall be paid to Seller pursuant to the Deposit Escrow; or (ii) waive such Seller Closing Conditions and proceed with the Closing. Nothing herein shall limit the remedies available to Seller as a result of Purchaser’s default under this Agreement.

7.04 Closing Costs.

(a) Seller Closing Costs. At Closing, Seller shall pay: (i) fifty percent (50%) of the fees charged by the Escrow Agent to hold the Deposit and coordinate the Closing; (ii) the premium for the Owner’s Title Policy, excluding the cost of extended coverage under the Owner’s Title Policy and the cost of any endorsements to the Owner’s Title Policy requested by Purchaser or its lender; and (iii) all state and county transfer taxes, documentary stamps, intangible taxes and surtaxes due in connection with the transfer of the Property to Purchaser.

(b) Purchaser Closing Costs. At Closing, Purchaser shall pay: (i) fifty percent (50%) of any fees charged by the Escrow Agent to hold the Deposit and coordinate the Closing; (ii) the cost of obtaining extended coverage under the Owner’s Title Policy and the cost of any endorsements to the Owner’s Title Policy requested by Purchaser or its lender; and (iii) all recording charges and other similar fees due in connection with the transfer of the Property to Purchaser and the recording of the documents described in Section 7.02.

(c) Other Costs. Except as otherwise expressly provided herein, Seller and Purchaser shall each be responsible for paying the attorneys’ fees that it incurs in connection with the transaction contemplated by this Agreement. In addition, Purchaser shall pay, prior to delinquency, all expenses incurred by Purchaser in connection with its due diligence with respect to the Property (including, but not limited to, the cost of physical inspections, surveys, environmental assessments, zoning and permits reviews), and any financing obtained by Purchaser in connection with its acquisition of the Property.

ARTICLE VIII

PRORATIONS

8.01 Calculation. All prorations to be made under this section “as of the Closing Date” shall be made as of 11:59 P.M. local time on day immediately preceding the Closing Date, with the effect that Seller shall pay the portions of the expenses and receive the portions of the income to be prorated under this Agreement which are allocable to periods prior to the Closing Date and Purchaser shall pay the portions of such expenses and receive the portions of such income which are allocable to periods from and after the Closing Date.

8.02 Property Taxes.

(a) Current Tax Period. Property Taxes for the Current Tax Period shall be prorated between Seller and Purchaser as of the Closing Date and paid at Closing, if possible. If the Property Taxes for the Current Tax Period have been paid by Seller at the time of Closing, Seller shall receive a credit for Purchaser’s share of such Property Taxes. If the Property Taxes for the Current Tax Period are not paid at or prior to Closing, then Purchaser shall receive a credit against the Purchase Price equal to Seller’s share thereof. In the event Purchaser receives a credit against the Purchase Price to cover Seller’s share of any Property Tax, Purchaser shall be responsible for paying such Property Tax to the proper taxing authority prior to delinquency.

(b) Contest of Prior Periods. Seller shall have the right to all refunds or rebates resulting from contests or appeals of any Property Taxes with respect to the years prior to the Current Tax Period, subject to Seller’s obligation to reimburse Tenants for any rebates or refunds to which Tenants may be entitled under the Leases. Seller may, at its option, contest or appeal any portion of the Property Taxes for the Current Tax Year, and the parties agree to prorate all refunds or rebates received on account thereof, based upon each parties’ period of ownership of such Property during the Current Tax Year. Purchaser agrees to cooperate and assist with any contest or appeal by Seller of the Property Taxes, so long as Purchaser is not required to incur any costs or expenses in connection therewith.

8.03 Utilities. Seller shall pay, when due, all charges for utilities furnished to the Property prior to the Closing under any account maintained in Seller’s name, and Seller shall be entitled to retain any utility deposits made by Seller which are refundable. Purchaser shall be responsible for making arrangements for the continuation of such utilities to the Property on the Closing Date or within three (3) Business Days thereof.

8.04 Operating Agreements. Seller shall be responsible for paying all amounts that it owes under the Operating Agreements, except amounts Seller owes under the Surviving Operating Agreements shall be prorated between Seller and Purchaser as of the Closing Date.

8.05 Unknown Amounts. In the event any amount to be prorated between the parties or credited to either of the parties under the terms of this ARTICLE VIII is not known with certainty as of the Closing, the parties shall use an estimate of such amount at the Closing. If more current information is not available, such estimates shall be based upon the prior operating history of the Property and the most recent prior bills. As such estimated amounts become finally known, Seller and Purchaser shall make any payments necessary to cause Seller and Purchaser to pay the amounts it is responsible for under this ARTICLE VIII, but no more. Seller and Purchaser agree to cooperate and use reasonable efforts to finalize the prorations or adjustments required under this ARTICLE VIII that cannot be completed as of the Closing no later than sixty (60) days after the Closing, if possible.

8.06 Survival. The provisions of this ARTICLE VIII shall survive the Closing.

ARTICLE IX

DAMAGE AND CONDEMNATION

9.01 Casualty.

(a) Until Closing, Seller agrees to maintain its existing property insurance covering the Property (the “Property Insurance”). If the Property is damaged by fire or other casualty which is not caused by the Purchaser or its agents prior to Closing and the cost to repair such damage exceeds Three Hundred Thousand and No/100 Dollars ($300,000.00), then Purchaser may terminate this Agreement by giving written notice to Seller within thirty (30) days after the fire or casualty, in which event the Deposit shall be immediately refunded to Purchaser.

(b) Unless this agreement is terminated pursuant to Section 3.03 or Section 9.01(a), if the Property is damaged by fire or other casualty prior to Closing, then Seller may, at its option, either: (i) repair the damaged areas, excluding damage to be repaired by tenants under the terms of the Leases, and the Closing shall be postponed until the date that is five (5) business days after such restoration is completed; or (ii) proceed with the Closing without a reduction in the Purchase Price, in which case Seller shall pay Purchaser, at Closing, an amount equal to insurance proceeds received by Seller on account of such damage under the Property Insurance, assign to Purchaser all insurance proceeds payable (but not yet paid) to Seller as a result of such casualty loss under the Property Insurance, and credit to Purchaser an amount equal to the deductible (if any) under the Property Insurance. Seller shall be entitled to retain all proceeds paid as a result of any damage to the Property under Seller’s rental loss insurance and business interruption insurance. Seller shall bear the risk of loss or damage to the Property until the Closing.

9.02 Condemnation. If there is an actual or pending taking of the Property by condemnation or eminent domain prior to Closing (a “Taking”) that will prevent or materially impair the operation of the Property, as presently operated, then Purchaser may terminate this Agreement by giving written notice to Seller prior to Closing, in which event the Deposit shall be immediately refunded to Purchaser. If there is a Taking prior to Closing and this Agreement is not so terminated, then, at Closing, Seller shall pay Purchaser any condemnation awards received by Seller on account of such Taking except condemnation awards payable to the Tenants under the Leases, and Seller shall assign all of its interest in any unpaid condemnation awards due as a result of such Taking to Purchaser. Seller shall not reach any settlement or agreement related to any Taking after the Effective Date, unless Purchaser consents thereto, in writing, which consent shall not be unreasonably withheld, qualified or delayed. In no event shall the Purchase Price be reduced as a result of any Taking.

ARTICLE X

DEFAULT

10.01 Failure to Sell. If Seller breaches this Agreement by failing to sell the Property to Purchaser and Seller does not cure such breach within five (5) days after it is notified of the same by Purchaser, in writing, then Purchaser may, as its sole and exclusive remedy, either: (i) obtain specific performance of this Agreement; or (ii) terminate this Agreement, receive a return of the Deposit, and recover an amount equal to the out-of-pocket expenses incurred by Purchaser in connection with its inspection of the Property, not to exceed Seventy Five Thousand and No/100 US Dollars (US $75,000.00). In the event Purchaser desires to bring an action for specific performance of this Agreement, Purchaser must commence such action within sixty (60) days after the date the Closing was supposed to occur. Purchaser’s failure to commence an action for specific performance within the period required under this section shall constitute an irrevocable waiver of its right to bring the same.

10.02 Failure to Purchase. If Purchaser breaches this Agreement by failing to purchase the Property and Purchaser does not cure such breach within five (5) days after it is notified of the same by Seller, in writing, then Seller may, as its sole and exclusive remedy, terminate this Agreement and receive the Deposit as full and agreed upon liquidated damages. Purchaser and Seller agree that said liquidated damages are reasonable given the circumstances now existing, including, but not limited to, the range of harm to Seller that is reasonably foreseeable and the anticipation that proof of Seller’s actual damages would be costly, impractical and inconvenient.

10.03 Other Defaults. Except as otherwise provided in Sections 10.01 and 10.02, if Seller or Purchaser breaches any of the terms of this Agreement and does not cure such breach within thirty (30) days after it is notified of the same by the non-breaching party, in writing, then the non-breaching party shall have the right to obtain any remedy available at law or in equity, including, but not limited to, the right to recover the damages that it suffers or incurs on account of the breach. Notwithstanding anything to the contrary, in no event shall either party be liable for consequential, incidental, exemplary or punitive damages as a result of its breach of this Agreement. Seller shall have no liability to Purchaser as a result of any default by Seller under this Agreement in excess of Seventy-five Thousand Dollars ($75,000.00). Purchaser agrees to first seek available recovery from other sources (including, without limitation, insurance policies, service contracts, estoppels certificates and the Leases) prior to seeking recovery from Seller, and Seller shall not be liable to Purchaser if Purchaser’s claim is satisfied from such other sources. The remedies expressly set forth in this section shall be the only remedies available to Purchaser as a result of Seller’s default under or breach of any of the Transaction Documents.

ARTICLE XI

MISCELLANEOUS

11.01 Notices. All notices, consents, approvals, deliveries and other communications (collectively, “Notices”) which may be or are required to be given by either Seller or Purchaser under this Agreement shall be properly given only if made in writing and sent by hand delivery, U.S. Certified Mail, Return Receipt Requested, facsimile, or nationally recognized overnight delivery service (such as Federal Express or UPS), with all delivery charges paid by the sender and addressed to the Purchaser or Seller, as applicable, as follows:

If to Seller:	Jefferson-Pilot Investments, Inc. 100 North Greene Street Greensboro, NC 27401 Attn: Nicholas Heinzelman Telephone: (336) 691-4316 (E-mail for reference only: Nicholas.Heinzelmann@lfg.com)

with copy to:	Daniel J. Minor Vorys, Sater, Seymour and Pease LLP 52 East Gay Street P.O. Box 1008 Columbus, OH 43216-1008 (E-mail for reference only: djminor@vorys.com)

If to Purchaser:	KVH Industries, Inc. 50 Enterprise Drive Middletown, RI 02842-5279 Attn: Felise Feingold Telephone: (401) 845-8148 Email for reference only: ffeingold@kvh.com)

with copy to:	Jay A. Gitles Seyfarth Shaw LLP 131 South Dearborn Street, Suite 2400 Chicago, IL 60603 Telephone: (312) 460-5937 Facsimile: (312) 460-7937 (Email for reference only: jgitles@seyfarth.com)

If to Escrow Agent:	First American Title Insurance Company 30 North LaSalle Street, Suite 2700 Chicago, IL 60602 Telephone: 312-917-7246 Facsimile: 888-279-8547

Either party may change its address for Notices by giving written notice to the other party in accordance with this provision. Notices shall be deemed received: (i) if delivered by hand, on the date of delivery; (ii) if sent by U.S. Mail or overnight delivery service, on the date the same is deposited with the applicable carrier; and (iii) if sent facsimile, on the date of transmission with computer confirmation of successful delivery without errors.

11.02 Brokers. Except for Podolsky Northstar Realty Partners, LLC (“Seller’s Broker”) and CB Richard Ellis, Inc. who shall share equally a commission equal to 5% of the purchase price pursuant to a separate agreement, Seller and Purchaser each represents and warrants to the other that it has not dealt with any broker, brokerage firm, listing agent or finder in connection with the transaction contemplated by this Agreement, and each party hereto agrees to indemnify, defend and hold harmless the other party from and against any claims for a commission or other compensation made by a broker, brokerage firm, listing agent or finder with whom it has dealt or allegedly dealt. Purchaser acknowledges that Seller’s Broker is exclusively representing Seller and has no duties to Purchaser in connection with the transaction contemplated by this Agreement. The provisions of this section shall survive the termination of this Agreement or the Closing, as applicable.

11.03 Assignment & Successors. Purchaser may assign this Agreement to an Affiliate of Purchaser, without obtaining Seller’s consent or approval; provided, however, Purchaser shall remain primarily responsible for the satisfaction of its obligations and liabilities under this Agreement and such responsibility shall not be limited, affected, diminished or discharged by any event. Except as otherwise expressly provided herein, Purchaser shall not have the right to assign this Agreement, unless it obtains the prior written consent of Seller; provided no such assignment shall release Purchaser from its obligations and liabilities hereunder. The terms of this Agreement shall be binding on Seller, Purchaser and their respective successors-in-interest. An assignment of this Agreement by Purchaser shall be deemed to have occurred if in a single transaction or in a series of transactions the ownership interests (whether stock, partnership interests, membership interests or other) of Purchaser are transferred, diluted, reduced or otherwise affected with the result that the present owners have less than a 51% ownership interest in Purchaser or cease to control the management and operation of Purchaser. If Purchaser assigns this Agreement to any Entity, Purchaser shall cause such Entity to assume all of Purchaser’s obligations and liabilities under this Agreement for the benefit of Seller, by a duly executed assignment and assumption agreement in form and substance reasonably acceptable to Seller, which agreement must be provided to Seller at least five (5) Business Days prior to the Closing.

11.04 Entire Agreement. This Agreement contains the final, complete and entire agreement of Seller and Purchaser with respect to the matters contained herein, and no prior agreement or understanding pertaining to such matters shall be effective for any purpose. This Agreement may only be amended by a written instrument signed by Purchaser and Seller.

11.05 No Offer. The submission of this Agreement by Seller shall not constitute an offer, and this Agreement shall become effective and binding only after it is executed and delivered by both Seller and Purchaser. Furthermore, copies of this Agreement that have not been executed and delivered by both Seller and Purchaser shall not serve as a memorandum or other writing evidencing an agreement between the parties.

11.06 Interpretation. FOR PURPOSES OF THIS AGREEMENT, TIME SHALL BE CONSIDERED OF THE ESSENCE. The titles, captions and section headings in this Agreement are for convenience only and shall not define, limit or expand the scope of any provision hereof. Seller and Purchaser have agreed to the particular language of this Agreement, and any question regarding its meaning shall not be resolved by any rule providing for interpretation against the party who caused the uncertainty to exist or against the draftsman. In the event any words or phrases in this Agreement are stricken out or otherwise eliminated, whether or not any other words or phrases are added in their place, this Agreement shall be construed as though such words or phrases were never included herein and no inference shall be drawn therefrom. Unless the context indicates otherwise, (i) the terms “hereof”, “hereunder” and “herein” refer to this Agreement as a whole, (ii) the singular includes the plural and the masculine gender includes the feminine and neuter, and (iii) all references to articles, sections and subsections refer to the articles, sections and subsections of this Agreement.

11.07 Counterparts. This Agreement may be executed in separate counterparts. It shall be fully executed when each party whose signature is required has signed at least one (1) counterpart even though no one (1) counterpart contains the signatures of all of the parties to this Agreement.

11.08 Delivery. Seller and Purchaser agree that executed copies of this Agreement may be delivered by facsimile or email (in PDF format), and the same shall have the same validity as if they were delivered in person.

11.09 Non-waiver. No waiver of any provision of this Agreement shall be deemed to have been made unless it is expressed in writing and signed by the party charged with making the waiver. No delay or omission in the exercise of any right or remedy accruing upon a breach of this Agreement shall impair such right or remedy or be construed as a waiver of such breach. The waiver of any breach of this Agreement shall not be deemed to be a waiver of any other breach hereof.

11.10 Severability. This Agreement is intended to be performed in accordance with and only to the extent permitted by applicable law. If any provision of this Agreement is invalid or unenforceable, the remainder of this Agreement shall not be affected thereby.

11.11 Schedules/Exhibits. Purchaser and Seller acknowledge and agree that all schedules and exhibits referenced in this Agreement are attached hereto and incorporated herein by reference.

11.12 Attorneys’ Fees. The prevailing party in any legal proceeding related to this Agreement shall be entitled to recover the reasonable court costs, litigation expenses and attorneys’ fees that it incurs in connection with such legal proceeding from the non-prevailing party therein.

11.13 Business Days. If any date specified in this Agreement for the performance of an obligation, the delivery of an item, the giving of a notice or the expiration of a time period falls on a day other than a Business Day, then this Agreement shall be automatically revised so that such date falls on the next occurring Business Day.

11.14 Governing Law. This Agreement shall be governed by and construed under the laws of the State of Illinois.

11.15 Waiver of Jury Trial. Seller and Purchaser hereby expressly waive their right to a trial by jury of any claim (i) arising under the Transaction Documents, or (ii) connected with or related to the transaction contemplated by this Agreement, whether now existing or hereafter arising. Seller or Purchaser may file an original or a copy of this section with any court as written evidence of the foregoing waiver.

11.16 Venue. Proper venue for any action arising under or relating to any of the Transaction Documents or the transaction contemplated therein shall be in the federal and state courts having jurisdiction over Tinley Park, Illinois. Seller and Purchaser consent to such courts having personal jurisdiction and waive whatever rights they have to be sued elsewhere.

11.17 Period for Actions. To the maximum extent permitted under Legal Requirements, all claims and causes of action arising under any of the Transaction Documents or in connection with the transaction contemplated herein shall be brought prior to the earlier of the expiration of the applicable statute of limitations or two (2) years after the Closing Date; except claims and causes of action based on a breach of any of the representations and warranties set forth in ARTICLE V, which must be commenced within the period provided therein and an action for specific performance under Section 10.01, which must be commenced within the time period provided therein.

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IN WITNESS WHEREOF, Seller and Purchaser have executed this Purchase and Sale Agreement as of the date appearing below their signatures on this page.

SELLER:

JEFFERSON-PILOT INVESTMENTS, INC., a North Carolina corporation

	By:	/s/ Nicholas R. Heinzelmann
	Name:	Nicholas R. Heinzelmann
	Title:	Assistant Vice President

Date:	August . 2010

Tax Identification Number:

PURCHASER:

KVH INDUSTRIES, INC., a Delaware corporation

By:	/s/ Patrick Spratt
Name:	Patrick Spratt
Title:	Chief Financial and Accounting Officer

Date:	August . 2010

Tax Identification Number:

SCHEDULE 1.01(xxiii)

DESCRIPTION OF THE PROPERTY

PARCEL 1

LOT 14 IN TINLEY CROSSINGS CORPORATE CENTER UNIT 1, BEING A SUBDIVISION OF PART OF THE NORTH  1/2 OF SECTION 2, TOWNSHIP 35 NORTH, RANGE 12 EAST OF THE THIRD PRINCIPAL MERIDIAN, ACCORDING TO THE PLAT THEREOF RECORDED OCTOBER 16, 1998, AS DOCUMENT NUMBER R98-122885, IN WILL COUNTY, ILLINOIS.

PARCEL 2

EASEMENT FOR THE BENEFIT OF PARCEL 1 FOR INGRESS AND EGRESS OF PEDESTRIAN AND VEHICULAR TRAFFIC OVER AND ACROSS THE EAST 15 FEET OF LOT 13A IN AFORESAID SUBDIVISION AS CREATED BY DECLARATION OF EASEMENT DATED APRIL 13, 2005 AND RECORDED AS DOCUMENT R2005060765 IN WILL COUNTY, ILLINOIS.

SCHEDULE 1.01(xxvi)

SUBMISSION ITEMS

To the extent that such items are in Seller’s possession and control, Seller shall deliver to Purchaser in accordance with Section 3.02, the following:

1. Any as-built surveys of the Real Property.

2. Any existing Warranties.

3. Existing Title Policies for the Real Property.

4. Environmental and physical inspection reports relating to the Property (for informational purposes only).

5. Operating Agreements, including any property management agreement.

6. Pleadings and other documents relating to any litigation, condemnation or other proceedings affecting the Property to which Seller is a party.

7. Plans (including site plans, building plans and specifications concerning the Property).

8. Permits (including certificates of occupancy), approvals, and licenses concerning the Property.

9. Tenant common area maintenance reconciliation documents for 2010 concerning the Property.

10. Real estate tax bills for 2008 and 2009.

SCHEDULE 5.01-A

LIST OF PENDING CONDEMNATION ACTIONS

NONE

SCHEDULE 5.01-B

LIST OF PENDING LITIGATION

NONE

SCHEDULE 5.01-E

LIST OF OPERATING AGREEMENTS

1.	Work Authorization dated March 19, 2010 between Podolsky Northstar Realty Partners, L.L.C. and The Brickman Group, LTD for lanscape maintenance from April 1, 2010 to November 30, 2010.

2.	Wireless Fire Alarm Equipment Lease and Signal Monitoring Agreement between Randy D. Podolsky, as Receiver, and the Village of Tinley Park, Illinois.

SCHEDULE 7.02-A

DEED

This instrument prepared by:

After recording, return to:

Future taxes to:

JEFFERSON-PILOT INVESTMENTS, INC., a North Carolina corporation (“Grantor”), for and in consideration of One Dollar and other good and valuable consideration, the receipt of which is hereby acknowledged, REMISES and CONVEYS to KVH INDUSTRIES, INC., a Delaware corporation (“Grantee”), all interest in the real estate situated in the County of Will, State of Illinois and further described on Exhibit A attached hereto and made a part hereof by this reference.

Permanent Index Nos.:

Address of Real Property: 8412 W. 185th Street, Tinley Park, IL 60477

Grantor does covenant, promise and agree to and with Grantee, and successors, that it has not done or suffered to be done, anything whereby the said premises hereby granted are, or may be, in any manner encumbered or charged by its actions, except as herein recited; and that it will warrant and defend, the said premises against all persons lawfully claiming, or to claim the same, by, through and under it.

Dated this      day of                     , 2010.

JEFFERSON-PILOT INVESTMENTS, INC., a North Carolina corporation

By:
Name:	Nicholas R. Heinzelmann
Title:	Assistant Vice President

STATE OF	)

)
COUNTY OF	)

I, the undersigned, a Notary Public, in and for said County, in the State aforesaid, DO HEREBY CERTIFY that Nicholas R. Heinzelmann, known to me to be a duly authorized officer on behalf of Jefferson-Pilot Investments, Inc., a North Carolina corporation, appeared before me this day in person and acknowledged that he signed and delivered the said instrument of writing as a duly authorized officer of said corporation, and caused the seal of the corporation to be thereunto affixed, pursuant to authority given by the Board of Directors of said corporation, as his free and voluntary act and as the free and voluntary act and deed of said corporation for the uses and purposes therein set forth.

GIVEN under my hand and official seal, this      day of                     , 2010.

Notary Public

SCHEDULE 7.02-B

BILL OF SALE

THIS BILL OF SALE (the “Bill of Sale”) is executed and delivered as of the      day of                     , 2010 (the “Effective Date”), by JEFFERSON-PILOT INVESTMENTS, INC., a North Carolina corporation (“Seller”), to and in favor of KVH INDUSTRIES, INC., a Delaware corporation (“Purchaser”).

WITNESSETH:

WHEREAS, Seller and Purchaser previously entered into that certain Purchase and Sale Agreement dated                      (the “Sale Agreement”); and

WHEREAS, simultaneously with the execution of this Bill of Sale, Seller and Purchaser are consummating the transaction contemplated by the Sale Agreement; and

WHEREAS, Seller is required to enter into this Bill of Sale at Closing.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Defined Terms. For purposes of this Bill of Sale, including, but not limited to, the foregoing recitals, all capitalized terms not defined herein shall have the meaning ascribed to them in the Sale Agreement.

2. Transfer. Seller hereby sells, transfers and conveys the Personal Property to Purchaser. Except as otherwise expressly provided in the Sale Agreement, the Personal Property is being conveyed to Purchaser “AS-IS, WHERE-IS”, with all faults and without any representations, warranties, guaranties or assurances whatsoever, express or implied. Accordingly, the provisions of Section 6.01 of the Sale Agreement are incorporated into and shall be a part of this Bill of Sale.

3. Governing Law. This Bill of Sale shall be governed by the laws of the State of iLLINOIS.

4. Binding Effect. This Bill of Sale shall be binding on Purchaser and its successors and assigns and shall inure to the benefit of Purchaser and its successors and assigns.

5. Exhibits. All exhibits referenced in this Bill of Sale are incorporated herein by reference.

IN WITNESS WHEREOF, Seller has caused this Bill of Sale to be executed as of the day and year first above written.

SELLER:

JEFFERSON-PILOT INVESTMENTS, INC., a North Carolina corporation

By:
Name:
Title:

PURCHASER:

KVH INDUSTRIES, INC., a Delaware corporation

By:
Name:
Title:

SCHEDULE 7.02-D

ASSIGNMENT OF SURVIVING OPERATING AGREEMENTS

THIS ASSIGNMENT (the “Assignment”) is made and entered into as of the          day of                         , 2010 (the “Effective Date”), by and between JEFFERSON-PILOT INVESTMENTS, INC., a North Carolina corporation (“Assignor”) and KVH INDUSTRIES, INC., a Delaware corporation (“Assignee”).

WITNESSETH:

WHEREAS, Assignor and Assignee previously entered into that certain Purchase and Sale Agreement dated                      (the “Sale Agreement”); and

WHEREAS, simultaneously with the execution of this Assignment, Assignor and Assignee are consummating the transaction contemplated by the Sale Agreement; and

WHEREAS, Assignor and Assignee are required to enter into this Assignment at Closing.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Defined Terms. For purposes of this Assignment, including, but not limited to, the foregoing recitals, all capitalized terms not defined herein shall have the meaning ascribed to them in the Sale Agreement.

2. Transfer. Assignor hereby assigns to Assignee, its successors and assigns, all right, title and interest of Assignor in, to and under the Surviving Operating Agreements, which are described on Exhibit A.

3. Assumption. Assignee hereby assumes all of the obligations and duties of Assignor under the Surviving Operating Agreements to the extent such obligations and duties first arise after Effective Date, and Assignee agrees to comply with all of the terms of the Surviving Operating Agreements from and after the Effective Date.

4. Indemnity. Assignor agrees to indemnify, defend (with counsel reasonably satisfactory to Assignee) and hold harmless Assignee for, from and against all third party claims and associated lawsuits, damages, costs and expenses arising out of any uncured default by Assignor under the Surviving Operating Agreements that occurred prior to the Effective Date. Assignee agrees to indemnify, defend (with counsel reasonably acceptable to Assignor) and hold harmless Assignor from and against all third party claims and associated lawsuits, damages, costs and expenses arising out of Assignee’s failure to satisfy any of its obligations under or otherwise comply with Section 3 of this Assignment.

5. Governing Law. This Assignment shall be governed by the laws of the State of Illinois.

6. Binding Effect. This Assignment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

7. Exhibits. The parties acknowledge and agree that all exhibits referenced in this Assignment are attached hereto and incorporated herein by reference.

IN WITNESS WHEREOF, the parties have executed this Assignment as of the day and year first above written.

ASSIGNOR:

JEFFERSON-PILOT INVESTMENTS, INC., a North Carolina corporation

By:
Name:
Title:

ASSIGNEE:

KVH INDUSTRIES, INC., a Delaware corporation

By:
Name:
Title:

SCHEDULE 7.02-E

ASSIGNMENT OF WARRANTIES

THIS ASSIGNMENT OF WARRANTIES (the “Assignment”) is made and entered into as of the          day of                         , 2010 (the “Effective Date”), JEFFERSON-PILOT INVESTMENTS, INC., a North Carolina corporation (“Assignor”), for the benefit of KVH INDUSTRIES, INC., a Delaware corporation (“Assignee”).

WITNESSETH:

WHEREAS, Assignor and Assignee previously entered into that certain Purchase and Sale Agreement dated                      (the “Sale Agreement”); and

WHEREAS, simultaneously with the execution of this Assignment, Assignor and Assignee are consummating the transaction contemplated by the Sale Agreement; and

WHEREAS, Assignor is are required to enter into this Assignment at Closing under the terms of the Sale Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

8. Defined Terms. For purposes of this Assignment, including, but not limited to, the foregoing recitals, all capitalized terms not defined herein shall have the meaning ascribed to them in the Sale Agreement.

9. Transfer. Assignor hereby assigns all of its right, title and interest in the Warranties listed on Exhibit A to Purchaser, but only to the extent the same are assignable. Except as otherwise expressly provided in the Sale Agreement, such Warranties are being conveyed to Purchaser “AS-IS, WHERE-IS”, with all faults and without any representations, warranties, guaranties or assurances whatsoever, express or implied. Accordingly, the provisions of Section 6.01 of the Sale Agreement are incorporated into and shall be a part of this Assignment.

10. Governing Law. This Assignment shall be governed by the laws of the State of                 .

11. Binding Effect. This Assignment shall be binding on Purchaser and its successors and assigns and shall inure to the benefit of Purchaser and its successors and assigns.

12. Exhibits. All exhibits referenced in this Assignment are incorporated herein by reference.

IN WITNESS WHEREOF, the parties hereto have executed this Assignment as of the day and year first above written.

ASSIGNOR:

JEFFERSON-PILOT INVESTMENTS, INC., a North Carolina corporation

By:
Name:
Title:

SCHEDULE 7.02-F

OWNER’S AFFIDAVIT

THIS OWNER’S AFFIDAVIT (the “Affidavit”) is entered into as of the          day of                     , 2010 (the “Effective Date”), by JEFFERSON-PILOT INVESTMENTS, INC., a North Carolina corporation (the “Owner”), for the benefit of [INSERT NAME OF TITLE COMPANY] (the “Title Company”).

WITNESSETH:

WHEREAS, Title Company issued that certain commitment (File No.             , Dated             ) for an owner’s policy of title insurance (the “Commitment”) to                          (the “Buyer”); and

WHEREAS, Owner has agreed to execute this Affidavit in order to cause the Title Company to delete certain exceptions to coverage from the Commitment.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Owner agrees as follows:

13. With respect to that certain real property located in                  and more particularly described on Exhibit A (the “Property”), Owner certifies to the Title Company that, as of the Effective Date:

(a) There are no tenants or other occupants of the Property claiming by, through or under Owner, except for tenants and occupants described in the Commitment or under the leases, licenses and other agreements described on Exhibit B (collectively, the “Leases”).

(b) Owner will cause any mechanic’s or materialmen’s lien filed against the Property to be released, either by posting a bond or by other means, if such lien is due to Owner’s failure to pay for work, services or materials furnished at Owner’s request.

(c) Owner has not filed any pending action seeking to reorganize its affairs or have itself declared bankrupt or insolvent under the Bankruptcy Code of the United States or any other federal, state or local law related to bankruptcy, insolvency or relief for debtors.

(d) Owner has not entered into any outstanding contract(s) of sale affecting the Property, except the Purchase and Sale Agreement between Owner and Buyer, the Leases, and matters described in the Commitment or on Exhibit C.

14. For purposes of this Affidavit, the term “actual knowledge” with respect to Owner shall mean the actual knowledge of                         , who shall have no duty to conduct any investigation.

OWNER:

By:
Title:

SCHEDULE 7.02-G

ERISA CERTIFICATE

KVH INDUSTRIES, INC., a Delaware corporation (“Purchaser”) hereby represents and warrants to JEFFERSON-PILOT INVESTMENTS, INC. (the “Seller”) that the assets that Purchaser is using to purchase the Property are not “plan assets” within the meaning of Department of Labor Regulations Section 2510.3-101. The representations and warranties contained in this ERISA Certificate shall survive Closing. As used herein, “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, an all rules regulations and rulings promulgated pursuant to ERISA and “Code” means the Internal Revenue Code of 1986, as amended. Any capitalized terms used and not defined in this ERISA Certificate shall have the meaning ascribed to them in the Sale Agreement entered into by Purchaser and Seller, dated January     , 2008. This Certificate shall be binding upon the Purchaser and its successors and assigns and shall inure to the benefit of Seller and its successors and assigns.

Executed as of the          day of                     , 2010.

PURCHASER:

KVH INDUSTRIES, INC., a Delaware corporation

By:
Name:
Title:

Tax Identification Number/SSN:

SCHEDULE 7.02-H

SELLER’S CLOSING CERTIFICATE

The undersigned JEFFERSON-PILOT INVESTMENTS, INC. (“Seller”) hereby certifies to KVH INDUSTRIES, INC., a Delaware corporation (“Purchaser”), as of the _______________ (the “Closing Date”), that the representations and warranties of Seller contained in Section ____ of the Purchase and Sale Agreement between Seller and Purchaser, dated as of ____________ (the “Sale Agreement”), are true and correct in all material respects as of the date hereof except as follows:_________________________________________.

IN WITNESS WHEREOF, the Seller has executed this Seller’s Closing Certificate as of the Effective Date.

JEFFERSON-PILOT INVESTMENTS, INC.

By:
Name:
Title: